EXHIBIT 99.1

State Auto Financial Reports Impact of Storm Activity
COLUMBUS, Ohio (July 21, 2020) - State Auto Financial Corporation (Nasdaq:STFC) today announced its preliminary estimate of the impact of catastrophe losses on its second quarter 2020 results. The company estimates the second quarter results will include approximately $90 million, or 26.5 points, of net catastrophe losses, primarily driven by wind and hail events that impacted the South and Midwest. Approximately 60% of the catastrophe losses for the quarter were in the homeowners line of business.
The estimate does not include COVID-19-related exposures which are not expected to be material to the Company's second quarter results and will be reported in non-catastrophe losses and ALAE. The Company also expects to report lower than expected current accident year losses, excluding catastrophes, driven by lower claim frequency in COVID-19 impacted product lines.
STFC expects to release its second quarter 2020 results on Thursday, August 6, 2020, before the open of regular trading on the Nasdaq Stock Market and discuss its second quarter results in a conference call on Thursday, August 6, 2020 at 11:00 a.m. ET. The call can be accessed via webcast at http://www.StateAuto.com/STFC.
About State Auto Financial Corporation
State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company. STFC stock is traded on the Nasdaq Global Select Market, which represents the top fourth of all Nasdaq listed companies.
The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products throughout the United States, through independent insurance agencies, which include retail agencies and wholesale brokers. The State Auto Group is rated A- (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, Milbank, Meridian Security, Patrons Mutual, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com/STFC.

State Auto Financial Corporation

Media contact:
Kyle Anderson, 614-917-5497
Kyle.Anderson@StateAuto.com

or

Investor contact:
Natalie Schoolcraft, 614-917-4341
Natalie.Schoolcraft@StateAuto.com